Exhibit 10.6

UNITED COMMERCIAL BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

          The UNITED COMMERCIAL BANK (the “Bank”) (formerly, the United Savings Bank, F.S.B.), a California corporation, adopted the United Savings Bank, F.S.B., Executive Deferred Compensation Plan on August 1, 1997. Effective January 31, 2003, the Bank revises the name of that plan to the UNITED COMMERCIAL BANK EXECUTIVE DEFERRED COMPENSATION PLAN (the “Plan”) and amends and restates the Plan in its entirety and alters, among other things, the timing and method of distribution under the Plan.

          The Plan is intended to provide supplemental retirement benefits to a select group of executives and highly compensated employees in consideration of prior services rendered and as an inducement for their continued services in the future. The Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA §§ 201(2), 301(a)(3) and 401(a)(1).

          Notwithstanding the existence of a trust, (i) Participants have the status of general unsecured creditors of the Bank, (ii) the Plan constitutes a mere promise by the Bank to pay benefits in the future, and (iii) it is the intention of the parties that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE I
DEFINITIONS

          Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

          “Administrator” shall mean the Bank or its delegate.

          “Beneficiary” shall mean one, some, or all (as the context shall require) of those persons, trusts or other entities entitled to receive payment upon a Participant’s death.

          “Bank” shall mean United Commercial Bank, and any present or future parent corporation (within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”)), or subsidiary corporation (within the meaning of Code Section 424(f)).

          “Deferral Account” shall mean the book entry account established and maintained hereunder for each Participant.

          “Disability” shall mean the long-term disability of the Participant, as defined in the Bank’s long-term disability plan for executives.

          “Distribution Election” shall mean a Participant’s election to receive payment of his or her Deferral Account balance in the manner permitted under Article V.

          “Effective Date” shall mean August 1, 1997.

          “Eligible Executive” shall mean an executive or other highly compensated employee of the Bank selected by the Administrator, in its sole discretion, as eligible to participate in the Plan and notified of such in writing.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Initial Entry Date” shall mean the Effective Date or, if later, the first day of the month following the date an employee of the Bank is first designated as an Eligible Executive.

          “Interest Earnings” shall mean the amount credited to a Participant’s Deferral Account each month under Section 4.2.

          “Interest Rate” shall mean the annual rate of interest selected by the Administrator, which shall not be less than the prime rate published in the Wall Street Journal as of December 31 of the preceding year.

          “Participant” shall mean an Eligible Executive who has commenced participation in the Plan under Article II and whose Deferral Account has not been fully distributed.

          “Plan” shall mean the United Commercial Bank Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

          “Plan Year” shall mean a calendar year.

          “Salary Deferral Amount” shall mean the dollar amount or percentage of Salary to be withheld from an Eligible Executive’s Salary, as shown on a Participant’s Salary Deferral Election form.

          “Salary Deferral Election” shall mean an Eligible Executive’s election to defer all or a portion of his or her Salary under the Plan on the form and in the manner prescribed by the Administrator and required by the terms of the Plan.

          “Salary” shall mean the base cash wages and cash bonuses, if any, paid to an Eligible Executive during the Plan Year.

          “Termination Event” shall mean a Participant’s retirement, death, Disability or other termination of employment for any reason.

          “Trust” shall mean the legal entity created by the Trust Agreement.

          “Trust Agreement” shall mean the trust agreement, if any, entered into between the Bank and a trustee, as it may be amended from time to time.

          “Unforeseeable Emergency” shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if a Plan withdrawal were not permitted.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

               2.1 Eligibility. Only Eligible Executives shall be eligible to become Participants. Individuals in this select group shall be notified as to their eligibility to participate in the Plan. The Administrator shall maintain a current list of Eligible Executives.

               2.2 Commencement of Participation. An Eligible Executive may begin participation in the Plan by submitting a Salary Deferral Election to the Administrator within 30 days of the Eligible Executive’s Initial Entry Date or prior to January 1 of any subsequent year.

               2.3 Cessation of Participation. Active participation in the Plan shall end when an Eligible Executive’s employment terminates for any reason. No deferrals may be made with respect to Salary paid after such termination date. Upon termination of employment or discontinuance of all Salary deferrals, a Participant shall remain an inactive Participant in the Plan until his or her Deferral Account balance has been paid in full.

ARTICLE III
SALARY DEFERRALS

               3.1 Deferral Elections.

                    (a) Annual Elections. By filing a Salary Deferral Election with the Administrator, a Participant agrees irrevocably to reduce his or her Salary earned after the effective date of such election by the Salary Deferral Amount. Salary Deferral Elections are effective on a calendar year basis, and must be filed before the beginning of the calendar year to which they relate. Except as provided in Section 3.1(b), Salary Deferral Elections may not be amended or revoked after the beginning of the calendar year. A Participant’s Salary Deferral Amount shall not be paid to the Participant but instead shall be withheld from his or her salary, and an amount equal to the Salary Deferral Amount shall be credited to the Participant’s Deferral Account.

                    (b) Cessation of Deferrals During the Plan Year. A Participant may cease making Salary deferrals during a Plan Year only upon the occurrence of an Unforeseeable Emergency. To cease making deferrals, a Participant must file an amended Salary Deferral Election with the Administrator in such written form as the Administrator may specify. The effective date of such an amendment shall be the first day of the month next following the date the amendment is filed.

               3.2 Reduction of Deferrals. A Participant’s Salary Deferral Amount shall be reduced by the amounts, if any, necessary to satisfy all applicable employment tax and income tax withholding obligations, and all garnishments or other amounts required to be withheld by applicable law or court order.

               3.3 Effect of Deferrals on Other Plans. Compensation under the United Commercial Bank 401(k) Plan, and any successor 401(k) Plan, shall be determined after the Participant’s Salary Deferral Amounts have been withheld under this Plan.

               3.4 No Withdrawals. Except as otherwise provided in Article V, a Participant may not withdraw any amount from his or her Deferral Account.

               3.5 Vesting. A Participant shall be 100% vested at all times in his or her Deferral Account balance.

ARTICLE IV
CREDITED INTEREST ON DEFERRAL ACCOUNTS

               4.1 Deferral Account. A Deferral Account shall be established and maintained for each Participant, which shall be credited each month with such Participant’s Deferral Amounts and Interest Earnings. The Participant’s Deferral Account shall be charged with distributions therefrom, income taxes attributable thereto, and any other charges which may be imposed thereon pursuant to the terms of the Plan.

               4.2 Interest Earnings. The Interest Earnings to be credited to a Participant’s Deferral Account for a month shall be an amount equal to the Participant’s Deferral Account balance (before the account has been credited with the Participant’s Salary Deferral Amount for such month) multiplied by the Interest Rate divided by twelve.

ARTICLE V
DISTRIBUTIONS

               5.1 Timing of Distribution. The amounts credited to a Participant’s Deferral Account shall be paid (or payment shall commence) in cash within an administratively reasonable time after the occurrence of a Termination Event or, if later, the commencement date specified in the Participant’s most recent Distribution Election form filed with the Administrator at least twelve (12) months prior to the Termination Event.

               5.2 Method of Distribution. A Participant’s Deferral Account balance shall be paid in one of the following methods specified in his or her most recent Distribution Election form filed with the Administrator at least twelve (12) months prior to the Termination Event: (i) a single sum payment; or (ii) substantially equal annual installments over a period not to exceed ten (10) years. If no Distribution Election has been properly made prior to the Termination Event, the Participant’s benefits will be distributed as soon as administratively reasonable thereafter in a single sum payment.

               5.3 Amendment of Election.

                    (i) A Participant may amend or revoke a Distribution Election by filing a written amendment or revocation at least (12) twelve months prior to the occurrence of a Termination Event. Any purported amendment or revocation filed within twelve (12) months of the Termination Event shall be null and void. A Participant may amend or revoke his or her Distribution Election only once.

                    (ii) Notwithstanding the above paragraph (i), the Plan will permit a Participant to alter his or her Distribution Election in effect on January 31, 2003, if the Participant submits a written request for amendment or revocation to the Administrator by February 28, 2003. The Plan will treat such written request as the Participant’s original Distribution Election. Such written request shall not change the effective date of the original Distribution Election.

               5.4 Death Benefits. In the event a Participant dies before his or her Deferral Account has been fully distributed, the Participant’s benefits shall be paid to his or her Beneficiary in accordance with the Participant’s Distribution Election.

               5.5 Unforeseeable Emergency. Upon the written request of a Participant and a determination by the Administrator that an Unforeseeable Emergency has occurred with respect to the Participant, the Participant may withdraw the lesser of (i) the amount necessary to meet the emergency or (ii) the then current value of the Participant’s Deferral Account.

               5.6 Early Withdrawal. Notwithstanding any other provision of this Plan, upon the written request of a Participant and approval by the Administrator, a Participant may withdraw exactly ninety percent (90%) of the amount credited to his or her Deferral Account in the form of a single sum. Upon such withdrawal, the remaining ten percent (10%) of the Participant’s Deferral Account shall be forfeited and the Participant shall have no further right thereto. Upon receipt of an early withdrawal distribution, a Participant shall cease to participate in the Plan and shall not be entitled to participate in the Plan in the future.

               5.7 Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article V, in the event that a Participant is a “covered employee” as defined in section 162(m)(3) of the Code, or would be a covered employee if his or her Deferral Account was distributed in accordance with his or her Distribution Election or withdrawal request, the maximum amount which may be distributed from such a Participant’s Deferral Account, in any Plan Year, shall not exceed one million dollars ($1,000,000), less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code section 162(m)(4)(C)), which amount shall be reasonably determined by the Administrator at the time of the proposed distribution. Any amount which is not distributed to a Participant in a Plan Year as a result of the limitation set forth in this Section 5.7 shall be distributed in the next Plan Year, subject to compliance with the foregoing limitation.

               5.8 Payments to Minors and Incompetents. If any person entitled to any payment under this Plan is, in the judgment of the Administrator, incapable of giving receipt for such payment because of minority, illness, infirmity or other incapacity, the Administrator may pay the amount due such person to a duly appointed legal representative, if there is one, or, if none, to the spouse, children, dependents, or such other persons with whom the person entitled to payment resides. Any such payment shall be a complete discharge of the liability of the Bank and the Plan with respect to such payment.

               5.9 Tax Withholding. The Bank shall have the right to deduct from any payment made under this Article V an amount equal to all or part of the federal, state and local taxes required by law to be withheld by the Bank (including but not limited to any amount that may be necessary to satisfy applicable income tax withholding and employment tax obligations), all garnishments, and any other amounts required to be withheld by applicable law or court order.

ARTICLE VI
BENEFICIARY DESIGNATIONS

               6.1 Designation of Beneficiary. Each Participant may designate in the form and the manner specified by the Administrator a Beneficiary to receive or continue receiving the payment or payments (if any) due under Article V and which remain unpaid at the Participant’s death. The Beneficiary of a married Participant shall be his or her spouse, unless the Participant designates a Beneficiary other than the spouse and the spouse consents in writing to the designation in the form and the manner prescribed by the Administrator. A Participant may revoke such designation at any time and substitute therefor another Beneficiary. A married Participant may revoke a prior Beneficiary designation only with the consent of his or her spouse in the form and the manner prescribed by the Administrator.

               6.2 Failure To Designate a Beneficiary. If a Beneficiary has not been validly designated, the Beneficiary shall be the Participant’s estate.

ARTICLE VII
TRUST OBLIGATION TO PAY BENEFITS

               7.1 Bank Contributions Held in Trust. Within thirty (30) days after the end of a Plan Year, an amount equal to the sum of each Participant’s Salary deferrals and Interest Earnings for such Plan Year (as determined under Article III) may be transferred to the Trustee to be held pursuant to the terms of the Trust Agreement.

               7.2 Benefits Paid From Trust. Any payment required to be made under this Plan to a Participant or Beneficiary shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Bank to the extent the assets in the Trust are insufficient to pay such amount.

               7.3 Trustee Investment Discretion. The Interest Rate shall be for the sole purpose of determining the Interest Earnings and neither the Trustee nor the Bank shall have any obligation to invest Salary Deferral Amounts in any particular investment.

ARTICLE VIII
ADMINISTRATION AND CLAIMS

               8.1 Plan Administration. The Administrator shall have sole discretionary responsibility for the operation, interpretation, and administration of the Plan. Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties. In order to discharge its duties hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules necessary to administer the Plan, to delegate its duties and to employ such outside professionals as may be required for prudent administration of the Plan. The Administrator shall also have the right within the scope of his authority (if a designee of the Bank) to enter into agreements on behalf of the Bank necessary to administer the Plan. Any Participant who is acting as Administrator shall not be entitled to make decisions with respect to his own participation and entitlement to payment under the Plan.

               8.2 Claims Procedures.

                    (a) Exclusive Procedures; Exhaustion. This Section sets forth the exclusive procedures by which payments under the Plan are to be made. No legal action may be brought by any person claiming entitlement to payment under the Plan until after the claims procedures set forth herein have been exhausted.

                    (b) Notice; Automatic Payment. Immediately following: (i) the occurrence of a Termination Event; (ii) the approval of a request for a distribution upon the occurrence of an Unforeseeable Emergency; or (iii) the approval of a request for an early withdrawal, the Administrator shall send to the affected Participant (or his Beneficiary or legal representative, if applicable), via return-receipt mail, a written notice setting forth the Participant’s Deferral Account balance and the time and manner in which payment is to commence (as provided in the Participant’s election). The Administrator shall then commence payment of the Participant’s Deferral Account balance automatically in accordance with the provisions of Article V.

                    (c) Application. Any Participant, Beneficiary or other person claiming entitlement to an amount not paid automatically pursuant to Section 8.2(b) must file a written application with the Administrator at the offices of the Bank. The application must set forth the basis for the claim and be signed by the person making the application.

                    (d) Determination; Notification. Within 60 days of receiving an application for payment, the Administrator shall (i) determine whether to grant or deny the claim, and (ii) notify the claimant in writing of the decision. If the claim is granted, the Administrator shall commence payment in accordance with the provisions of Article V. If the claim is denied, in whole or in part, the Administrator’s notice to the claimant shall explain the specific reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to perfect his application (if perfection is possible), and explain the steps and time limit for requesting review of the claim.

                    (e) Claim Review. A claimant (or his authorized representative) shall have 65 days from the date the Administrator’s notice is mailed in which to file an appeal of the denial of his or her claim. Any such appeal must: (i) be in writing, (ii) request that the claimant’s application be reviewed by an independent review Committee, (iii) set forth each ground on which the request for review is based and the facts in support thereof, and (iv) provide any other comments the claimant believes pertinent and helpful to his application. When making such an appeal, a claimant may review the documents that were pertinent to the Administrator’s denial of his claim. Any claimant who fails to timely file such a written appeal shall be estopped and barred from any further challenge to the Administrator’s determination to deny his claim.

                    (f) Review by Independent Committee. Upon receipt of a written appeal, the Bank shall appoint an independent review committee, composed of at least three (3) individuals who did not participate in the original denial of the application, to conduct a full and fair review of the claim. The committee shall complete its review and decide the appeal within sixty (60) days after the written request for review was received by the Bank. In conducting its review, the committee may, in its sole discretion, require the Bank or the claimant to submit such additional documents or other evidence as the committee deems necessary or appropriate. The independent review committee’s decision shall be final and binding on all persons with respect to the claimant’s appeal. If the appeal is denied in whole or in part, the committee shall notify the claimant in writing, setting forth the specific reasons for the denial and the specific plan provisions on which the denial is based.

               8.3 Reimbursement of Costs. If the Bank, the Plan, a Participant, a Beneficiary, a person claiming entitlement to benefits, or a successor in interest to any of the foregoing brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

ARTICLE IX
MISCELLANEOUS

               9.1 Nontransferability. The right of a Participant, Beneficiary, or other person to any payment under this Plan shall not be assigned, alienated, transferred, pledged or encumbered. Neither the Bank nor the Plan shall be liable for or subject to the debts or liabilities of a Participant.

               9.2 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

               9.3 No Rights as Employee. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Bank as an employee.

               9.4 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of California, to the extent not preempted by ERISA.

               9.5 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Bank other than those set forth or provided for herein.

               9.6 Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall be effective if it has the effect of eliminating or reducing a Participant’s Deferral Account balance below the balance calculated under the Plan immediately prior to giving effect to such amendment.

          IN WITNESS WHEREOF, United Commercial Bank has caused the Plan to be amended and restated by a duly authorized officer effective as of January 31, 2003.

UNITED COMMERCIAL BANK

By:

Signature:

Name:

Title: